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                                  EXHIBIT 17.1
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January 18, 2007


Board of Directors of
GeneLink, Inc.

Gentlemen:

I hereby resign from the Board of Directors of GeneLink, effective today. My reasons for this action, are as follows:

     1. I do not believe the Company's assertion that the current lawsuit is being funded by GeneLink. There is no disclosure in any of the recent 10-Q's that could account for the costs of this suit. These costs should appear as expenses on the income statement and there have been no costs sufficient to account for these expenses. Therefore, the lawsuit must be funded from another source.

     2. The Company's recent financings have been unfair to the Company's shareholders and amount to the Board selling the Company without shareholder approval.

     3. In the most recent 8-K, the disclosure of the uses of the funds from the last financing was not adequate. If these funds are being used for the lawsuit, it should be fully-disclosed.

For all these reasons, I believe that the Company has opened itself up to liability to its shareholders and I do not wish to be associated with it.

Sincerely,

/s/ John R. DePhillipo
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John R. DePhillipo